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                                                                    Exhibit 99.2

                            UNIT REPURCHASE AGREEMENT

         This REPURCHASE AGREEMENT ("Agreement") is made effective as of July 27, 2001 by and between Stuart Piltch, an individual ("Piltch"), and Integra, Inc., a Delaware corporation ("Integra").

                                   BACKGROUND

         A. Integra will own 100% of Global Benefits Solutions LLC (the "Units") after Integra's purchase of all of the outstanding units of Global Benefits Solutions LLC (the "Exchange").

         B. The Units will be held in escrow by the Escrow Agent designated by Integra and Piltch, and will constitute the security for the payment of the redemption price of the preferred stock and for the fulfillment of the provisions of the Unit Purchase Agreement on behalf of Integra to be performed.

         C. Piltch has the right to repurchase all of the Units as set forth below.

         NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. Repurchase Right. Piltch has the right to repurchase the Units from Integra under the following conditions:

                  a) Integra defaults under the terms of the Unit Purchase Agreement and the preferred stock provisions as issued to Piltch in the Exchange (the "Preferred Stock") and the default in not cured within 45 days after written notice has been delivered to Integra setting forth the allegation of such default (such failure to cure, a "Default"), or

                  b) Upon the closing of the sale of Integra to another entity at anytime within the five (5) year period from the date of this agreement, if Integra fails to pay Piltch either the amount of the value of the Preferred Shares upon conversion or at the end of the fifth year, to wit: 40 x 107,500 or any part thereof which shall remain outstanding plus any interest due thereon, or defaults in any other provision of the Unit Purchase Agreement due to Piltch.

         2. Repurchase Price. The full consideration for the repurchase of the Units by Piltch will be the transfer by Piltch of all of the Preferred Stock still owned by him that are outstanding at the repurchase date to Integra.

         3. Representations and Warranties of Piltch. In order to induce Integra to enter into this Agreement, Piltch represents and warrants to Integra as follows.

                  (a) Piltch is the sole, legal owner of the Preferred Stock, free and clear of any liens, security interests or other encumbrances whatsoever and no person has any present or future right to acquire the Preferred Stock or any interest therein.


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                  (b)      Piltch has full legal authority and capacity to enter
into this Agreement and this Agreement constitutes Piltch's valid, legal and binding obligation, enforceable in accordance with its terms.

                  (c) Piltch is aware of the Integra's business affairs and financial condition and has acquired sufficient information about the Integra to reach an informed and knowledgeable decision to sell the Preferred Stock. Piltch has a preexisting personal or business relationship with the officers and directors of the Integra and Piltch has such knowledge and experience in business and financial matters to enable him to make an informed decision with respect to selling the Preferred Stock and Piltch has the capacity to protect his own interests in connection therewith. Piltch has been given sufficient opportunity to discuss Integra's plans, operations and financial condition with its officers, has received all such information as Piltch deems necessary and appropriate.

         4.       Miscellaneous.

                  (a) The Units will be held under the terms of the Membership Unit Pledge Agreement attached as Exhibit A.

                  (b) This agreement terminates upon the earliest of: (1) five years from the date of this agreement, (2) the conversion of all of the Preferred Stock, (3) a Default and (4) upon the closing of the sale of Integra to another entity and the payment of all sums due to Piltch.

                  (c) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous written or oral agreements with respect to such subject matter. This Agreement may be amended only by a writing executed by each party to whom the amendment applies.

                  (d) All notices and other communications hereunder shall be in writing (including wire, telefax or similar writing) and shall be sent, delivered or mailed, addressed, or telefaxed:

                  If to Integra, addressed to it at:

                                    Integra, Inc.
                                    1060 First Avenue
                                    King of Prussia, PA  19406
                                    Attention: Shawkat Raslan
                                    Telephone:
                                    Telefax:

                                    with a copy to:

                                    Richard A. Silfen, Esq.
                                    Morgan, Lewis & Bockius LLP
                                    1701 Market Street
                                    Philadelphia, PA  19103



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                                    Telephone:       215-963-5000
                                    Telefax:         215-963-5299

         If to Piltch, addressed at the following address or such other address as Piltch has notified Integra:

                                    Stuart Piltch
                                    7 Spyglass Ridge
                                    Ithaca, NY  14850

                                    with a copy to:

                                    Richard Thaler
                                    Thaler & Thaler
                                    309 North Tioga Street
                                    Ithaca, NY  14850

         Each such notice, request or other communication shall be given by hand delivery, by nationally recognized courier service or by telefax, receipt confirmed. Each such notice, request or communication shall be considered delivered (i) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in the preceding paragraph (or in accordance with the latest unrevoked written direction from such party) and (ii) if given by telefax, when such telefax is transmitted to the telefax number specified in the preceding paragraph (or in accordance with the latest unrevoked written direction from such party), and the appropriate confirmation is received.

         (e) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

         (f) This Agreement shall be governed, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

         (g) The headings of the paragraphs of this Agreement are for convenience of reference only and do not form a part of the covenants, terms, or conditions of this Agreement or give full notice thereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]




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         IN WITNESS WHEREOF, the parties hereto have executed this Repurchase
Agreement effective as of the date first above written.




                                                 /s/ Stuart Piltch
                                        -----------------------------------
                                        Stuart Piltch



                                        INTEGRA, INC.


                                        By:      /s/ Shawkat Raslan
                                           --------------------------------
                                            Name: Shawkat Raslan
                                            Title:  Chairman




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                                    EXHIBIT A

                        MEMBERSHIP UNIT PLEDGE AGREEMENT

         THIS AGREEMENT made as of _______, 2001, by and between INTEGRA, INC., a Delaware corporation with offices at 1060 First Avenue, King of Prussia, Pennsylvania 19406, (the "Pledgor") and STUART PILTCH of 7 Spyglass Ridge, Ithaca, New York 14850 (the "Pledgee").

                                   WITNESSETH:

         WHEREAS, at the time of the execution of this Agreement, Pledgor has transferred to the Pledgee 107,500 preferred shares of Integra valued at $40.00 per share with an eight percent (8%) coupon payable quarterly to the Pledgee, which preferred shares are due in five (5) years and are convertible into common shares of Pledgor at the price of $4.00 per share during said five (5) year period; and

         WHEREAS, the Pledgor has agreed to pledge 42.1 membership units of Global Benefits Solutions, LLC to the Pledgee and to escrow the same membership units with Thaler & Thaler, attorneys, as Escrow Agents pursuant to an Escrow Agreement executed concurrently herewith.

         NOW, THEREFORE, for and in consideration of the mutual covenants set forth in section 1 of the Repurchase Agreement (the "Repurchase Right") between the Pledgor and Pledgee and the Escrow Agreement among the Pledgor, the Pledgee and Thaler & Thaler, as Escrow Agent, all dated concurrently herewith, and other lawful and valuable consideration the parties hereto agree as follows:

         1. PLEDGE. In consideration of the Pledgee receiving from the Pledgor the preferred shares as called for in the Unit Purchase Agreement as set forth herein, the receipt of which is hereby acknowledged, the Pledgor hereby grants a security interest to the Pledgee in the instruments of the following description: Twenty (20) Membership Units of Global Benefits Solutions, LLC identified as certificate number 1; Twenty (20) Membership Units of Global Benefits Solutions, LLC identified as certificate number 2; and 2.1 Membership Units of Global Benefits Solutions, LLC identified as certificate number 3, duly endorsed in blank or accompanied by an appropriate membership power duly executed and herewith delivered to the Escrow Agent (collectively "Pledged Collateral"). The Pledgee shall cause the Escrow Agent to hold the Pledged Collateral as security for the obligations referred to hereunder in section 5.

         2. VOTING RIGHTS. During the term of this Pledge and for so long as the Repurchase Right is not triggered, the Pledgor shall have the right to vote the Pledged Collateral on all limited liability company questions.

         3. REPRESENTATIONS. The Pledgor warrants and represents that there are no restrictions upon the transfer of any of the Pledged Collateral other than may appear on the face of the certificates and that the Pledgor has the right to transfer such Pledged Collateral free


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of any encumbrances and without obtaining the consents of any other member.
Pledgor warrants and represents that during the term of this Pledge Agreement, no further membership units of Global Benefits Solutions, LLC will be issued and if there is an issuance of said membership units, then the terms of Paragraph 4 hereof shall apply to any new membership units issued.

         4. WARRANTS AND RIGHTS. In the event that during the term of this pledge any rights or options shall be issued in connection with the Pledged Collateral, such rights and/or options shall be immediately assigned by the Pledgee to the Escrow Agent and if exercised by Pledgor all new membership units or other securities so acquired by the Pledgor shall immediately be pledged to the Escrow Agent to be held under the terms of this Agreement in the same manner as the Pledged Collateral originally pledged hereunder.

         5. PAYMENTS. Upon the payment of all of the quarterly payments required under the Unit Purchase Agreement or upon the conversion of said preferred shares into common stock of the Pledgor at a conversion price of $4.00 per share, or upon the expiration of the five (5) year period from the date hereof, the Escrow Agent will transfer to the Pledgor all of the Pledged Collateral.

         6. FURTHER ACTS. Pledgor will, at its own cost and expense and without expense to Pledgee, execute and deliver all and such other acts, conveyances, assignments, UCC-1 Financing Statements, continuation statements, and assurances as Pledgee shall from time to time reasonably require for the purposes of confirming to Pledgee the pledge and security interest hereby granted in the Pledged Collateral.

         7. DEFAULT. In the event that the Pledgor defaults ("Event of Default") in the performance of any of the terms of this Agreement and the Unit Purchase Agreement, or the payment pursuant to the terms and conditions set forth in the Unit Purchase Agreement, Pledgee shall: (a) have the rights and remedies provided in the Uniform Commercial Code enforced in the State of New York at the date of this Agreement, and (b) be free to exercise all of his rights in the Pledged Collateral. If and Event of Default occurs and said Pledged Collateral is sold by Pledgee, the Pledgee may retain an amount equal to the amount due to it which has not been paid pursuant to the provisions of the Unit Purchase Agreement, plus the amount of expenses attendant to the enforcement of this agreement, and if there is a balance over and above said amounts, will pay such balance and proceeds to the Pledgor.

         8. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, binding on the parties hereto and the signature of any party to, any counterpart shall be deemed as signature to, and may be appended to any other counterpart.



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                                   INTEGRA, INC.


                                   BY:
                                        -------------------------------
                                   Name:Shawkat Raslan
                                   Title:  Chairman


                                   BY:
                                        -------------------------------
                                   STUART PILTCH